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                                                                   Exhibit 10.22


                              MED ENCLOSURE, L.L.C

                               TECHNOLOGY LICENSE
                               (AGREEMENT # 00001)


This agreement ("Agreement"), effective as of , October 29, 2002 ("Effective Date"), by and between Licensee Med Close Corp., a Nevada corporation, with its principal place of business at 6336 17th Street Circle East, Sarasota, Florida 34326 ("LICENSEE"), and Med Enclosure, L.L.C, a Nevada limited liability company, with an office at 6336 17th Street Circle East, Sarasota, Florida 34326("LICENSOR").
                                   BACKGROUND


         LICENSOR has rights and interests in existing LICENSED PATENTS; and

         LICENSEE has represented to LICENSOR that LICENSEE is experienced in the development of products similar to the technology which is the subject of this Agreement; that, either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the production, marketing and distribution of such technology; and furthermore, that it is ready, willing and able to do so; and

         LICENSEE desires to obtain a license to said LICENSED PATENTS in the TERRITORY for the FIELD OF USE, and LICENSOR desires to grant such license, upon the terms and conditions hereinafter set forth.

         In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties agree as follows:


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                                    ARTICLE I

                                   DEFINITIONS

1.1 "AFFILIATES" shall mean any person or entity that controls, is controlled, or is under common control with Licensee, directly or indirectly. For purposes of this definition, "control" and its various inflected forms shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities by contract or otherwise.

1.2 "CHANGE OF CONTROL" shall mean the consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of LICENSEE or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding commons securities of LICENSEE; or (ii) the combined voting power of the then outstanding voting securities of LICENSEE entitled to vote generally in the election of directors or persons serving in similar capacities as directors.

1.3 DEVELOPMENT AND MARKETING COSTS" shall mean the documented costs and expenses of Licensee actually incurred in connection with achieving the milestones set forth in subsections (a) through (e), inclusive, of Section 3.3. hereof to the extent such costs and expenses have been approved by Licensor.

1.4 "FIELD OF USE" shall have the meaning ascribed to such term on APPENDIX B.

1.5 "LICENSED METHOD" shall mean any method, procedure, process or other subject matter, the manufacture, use or sale of which is covered by any claim or claims included within the LICENSED PATENTS.

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1.6 ". . .covered by . . ." means a LICENSED PRODUCT that, when made, used or sold, or a LICENSED METHOD that, when practiced, would constitute, but for the license granted to LICENSEE pursuant to this Agreement, an infringement of any claim or claims included with LICENSED PATENTS.

1.7 "LICENSED PATENTS" shall mean patent rights to any subject matter claimed in or covered by: (a) any pending or issued United States or foreign patent or any patent application listed on APPENDIX A; (b) any continuing or divisional applications thereof; and (iii) any patents issuing on continuing, continuation-in-pat or divisional applications, including reissues thereof.

1.8 "LICENSED PRODUCT(s)" shall mean any product, apparatus, kit or component part, thereof, or any other matter the manufacture, use or sale of which is covered by any claim or claims included within the LICENSED PATENTS.

1.9 "LICENSED METHOD" shall mean any method, procedure, process or other subject matter, the manufacture, use or sale of which is covered by any claim or claims included within the LICENSED PATENTS

1.10 "NET SALES" shall mean the gross sales price invoiced or received (whichever occurs first) for (i) sales, leases, or other transfers of LICENSED PRODUCTS or (ii) for services performed using the LICENSED PRODUCTS or the LICENSED METHOD, in any case, received by LICENSEE, its AFFILIATES, or sublicensees from any end user of the LICENSED PRODUCT or services performed using the LICENSED PRODUCTS or the LICENSED METHOD, less (to the extent appropriately documented) the following reasonable amounts:

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         (a)      credits and allowances for price adjustment, rejection, or return of LICENSED PRODUCTS previously sold;

         (b) rebates, quantity and cash discounts to purchasers allowed and taken;

         (c) amounts for third party transportation, insurance, handling or shipping charges to purchasers;

         (d) taxes, duties and other governmental charges levied on or measured by the sale of LICENSED PRODUCTS or services performed using and LICENSED METHOD, whether absorbed by LICENSEE or paid by the purchaser so long as LICENSEE's price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and

         (e)      DEVELOPMENT AND MARKETING COSTS.

         NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE, AFFILIATE or sublicensee for the sale, lease, or transfer of LICENSED PRODUCTS or services performed using LICENSED PRODUCTS or the LICENSED METHOD. Transfer of a LICENSED PRODUCT or services performed using any LICENSED METHOD within LICENSEE or between LICENSEE and an AFFILIATE or sublicensee for sale by the transferee shall not be considered a NET SALE for purposes of ascertaining royalty charges (except to the extent any of the LICENSEE, such Affiliates or such sublicensees, is the end user of such products or services).

1.11     "TERRITORY" shall mean world-wide.

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                                   ARTICLE II

                        LICENSE GRANT AND RETAINED RIGHTS

2.1 Subject to the terms and conditions set forth herein, LICENSOR hereby grants to LICENSEE a license solely in the FIELD OF USE under LICENSED PATENTS to make, have made, use and sell any LICENSED PRODUCT and to practice any LICENSED METHOD solely in the FIELD OF USE throughout the TERRITORY. Such license shall be exclusive within the Territory in the FIELD OF USE.

2.2 LICENSOR retains the right to use all aspects of the LICENSED PATENTS (i) outside of the FIELD OF USE, and (ii) within and without the FIELD OF USE provided any such use within the FIELD OF USE is outside of the TERRITORY.

2.3 Licensee hereby agrees to grant to Licensor, free of payment of any royalty, a nonexclusive license in and to any patent, for the life of that patent, to manufacture, use, and sell any and all improvements or inventions in and to the LICENSED PRODUCTS or the LICENSED METHODS, filed, obtained or acquired by LICENSEE or under which it will have the right to grant such license.

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                                   ARTICLE III

                                  DUE DILIGENCE

3.1 LICENSEE, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of LICENSED PRODUCTS and/or services performed using any LICENSED METHOD in the FIELD OF USE and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

3.2 LICENSEE shall make best efforts to obtain all necessary governmental approvals for the manufacture, use, marketing and sale of LICENSED PRODUCTS and/or services performed using any LICENSED METHOD , including without limitation all such necessary approvals from the U.S. Food and Drug Administration (" FDA") .

3.3 As evidence of LICENSEE's best efforts, LICENSEE shall achieve at least the following performance milestones within the designated time periods following the Effective Date:

         (a) [describe preclinical milestone] within two years from the Effective Date;

         (b) commence clinical trials [Phase I, II, etc., as appropriate] in regard to at least one LICENSED PRODUCT and/or services performed using any LICENSED METHOD within the FIELD OF USE within three years from the Effective Date;

         (c) submit a 510K or Pre-Market Approval ("PMA" ) application for non-cardiology closing devices covering LICENSED PRODUCT and/or services performed using and LICENSED METHOD within the FIELD OF USE to FDA within five years from the Effective Date;

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         (d)      commence commercial sales of a LICENSED PRODUCT within the
                  FIELD OF USE within six years from the EffectiveDate;

         (e) reasonably fill the market demand for LICENSED PRODUCTS within the FIELD OF USE following commencement of commercial sales.

         If LICENSEE has failed to meet any of the above provisions, then LICENSOR may immediately at LICENSOR's option either (i) terminate this Agreement upon written notice to LICENSEE, or (ii) terminate the exclusive element of the license granted in Article II, in which case such license would be non-exclusive. This right, if exercised by LICENSOR, supersedes the rights granted in Article II.

3.4 Notwithstanding the foregoing, LICENSEE may extend the due date of any given performance milestone for a period of two years upon payment of $100,000 for the first year and $50,000 for each subsequent year up to a maximum of three years. Such payments shall be paid upon the due date of each performance milestone, and for any subsequent years, upon each anniversary of such performance milestone.

                                   ARTICLE IV

                                    PAYMENTS

4.1 LUMP-SUM LICENSE PAYMENT. In partial consideration for the license granted hereunder and upon execution of this Agreement, LICENSEE agrees to pay to LICENSOR the sum of ONE HUNDRED THOUSAND UNITED STATES DOLLARS (US $100,000) (the "LUMP-SUM LICENSE PAYMENT")..

4.2 ROYALTY. In partial consideration for the license granted hereunder, LICENSEE shall pay to LICENSOR royalties of four percent ( 4%) on NET SALES of LICENSED PRODUCTS or services performed using any LICENSED PRODUCT or LICENSED METHOD from the date of first commercial sale of such LICENSED PRODUCTS or services performed using such LICENSED PRODUCT or LICENSED METHOD.

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4.3 SUBLICENSING. In partial consideration for the license granted hereunder,
LICENSEE shall pay the following amounts:

         (a) With respect to sublicenses granted under this Agreement, LICENSEE shall pay to LICENSOR four percent (4%) of all fees and lump sum payments, including but not limited to technology access fees and license issue fees.

         (b) From any royalties received from its sublicensee, LICENSEE shall pay LICENSOR such amounts equivalent to the sum LICENSOR would otherwise have received in royalties if LICENSED PRODUCTS were sold by LICENSEE directly.

         (c) On sales between LICENSEE and its AFFILIATES or sublicensees for resale, the royalty shall be paid on the NET SALES of the AFFILIATE or sublicensee.

4.4 COMBINATION PRODUCT. In the event that a LICENSED PRODUCT or a service using any LICENSED PRODUCT or any LICENSED METHOD under this Agreement is sold in a combination package or kit containing other active products, then NET SALES for purposes of determining royalty payments with respect thereto, shall be calculated using the following methods below, but in no event shall the royalties payable to LICENSOR be reduced to less than fifty percent (50%) of that provided for in Sections 4.2 and 4.3 hereof:

         (a) By multiplying the net selling price of that combination package or kit by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the LICENSED PRODUCT or service using the LICENSED PRODUCT


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                  or the LICENSED METHOD sold separately, and B is the gross selling price during the royalty period in question, of the other active agents sold separately; or

         (b) In the event that no such separate sales are made of the LICENSED PRODUCT or service using the LICENSED PRODUCT or the LICENSED METHOD or any of the other active agents in such combination package or kit during the royalty-paying period in question, NET SALES for the purposes of determining royalty payments, shall be calculated by dividing the net selling price of the combination package by the number of functions performed by the combination package where such package contains active agents other than those licensed under this Agreement.

4.5 Payment of royalties specified in Section 4.3 shall be made by LICENSEE to LICENSOR within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the term of this Agreement. If no royalties are due, LICENSEE shall so report. The last such payment shall be made within forty-five (45) days after termination of this Agreement.

4.6 LICENSEE shall pay the patent maintenance fees as required by Article VI.

4.7 All payments to be made under this Article IV shall be paid by check or wire transfer in United States Dollars in Sarasota, Florida, or at such other place and in such other way as LICENSOR may reasonably designate (as to payments due to each such person or entity), without deduction of exchange, collection or other charges. Such payments shall be deemed received when funds are credited to LICENSOR's bank account. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period.

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4.8 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the rate of 18% per annum (or if such rate exceeds the maximum rate of default interest permitted by law, then such at such maximum rate of interest). LICENSOR shall not be precluded from exercising any other rights it may have as a consequence of the lateness of any payment.

                                    ARTICLE V

                               REPORTS AND RECORDS

5.1      PROGRESS REPORT

         (a) Prior to signing this Agreement, LICENSEE has provided to LICENSOR a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales and proposed marketing efforts.

         (b) No later than ninety (90) days after December 31 of each calendar year, LICENSEE shall provide to LICENSOR a written annual progress report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. LICENSEE shall also provide any reasonable additional data LICENSOR requires to evaluate LICENSEE's performance.

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5.2      ACCOUNTING

         (a) LICENSEE shall keep, and shall cause its AFFILIATES and sublicensees to keep full and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable LICENSOR to determine the royalty and other amounts payable to LICENSOR, SHIPMAN AND CTM under this Agreement. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. The provision of this Article
                  5.2 shall survive termination of the Agreement.

         (b) Said books and the supporting data shall be available for inspection by a. certified public accountant during regular business hours for at least five (5) years following the end of the calendar year to which they pertain. Such inspection is to be made by LICENSOR, at the expense of LICENSOR, except in the event that the results of the audit reveal a discrepancy in LICENSEE's favor of five percent (5%) or more, then the audit fees shall be paid by LICENSEE.

5.3      ROYALTY REPORT

         (a) After first commercial sale, within forty-five (45) days after the end of each calendar quarter, LICENSEE shall deliver to LICENSOR a written report. These reports shall include at least the following information:

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                  (i)      Quantity of each LICENSED PRODUCT sold (by country)
                           by LICENSEE, its AFFILIATES and sublicensees;

                  (ii) Total NET SALES for each LICENSED PRODUCT and service using the LICENSED PRODUCT or the LICENSED METHOD (by country) detailing any applicable deductions as provided in paragraph 1.8;

                  (iii)    Names and addresses of all sublicensees of LICENSEE;
                           and

                  (iv)     Total royalties payable to LICENSOR.

                                   ARTICLE VI

                          PATENT FILING AND MAINTENANCE

LICENSOR and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of LICENSED PATENTS for the benefit of LICENSOR and of all patents and patent applications licensed to LICENSEE hereunder. LICENSEE shall fully reimburse LICENSOR for all patent renewal and maintenance fees with respect to the LICENSED PATENTS within the TERRITORY. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

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                                   ARTICLE VII

                                  INFRINGEMENT

7.1 LICENSEE and LICENSOR shall each inform the other promptly in writing of any alleged infringement by a third party of LICENSED PATENTS in the TERRITORY and FIELD OF USE.

7.2 In the event that a declaratory judgment action alleging invalidity of any of the LICENSED PATENTS shall be brought against LICENSEE or LICENSOR, LICENSOR, at its sole option, shall have the right to intervene and take over the sole defense of the action at its own expense.

                                  ARTICLE VIII

                         WARRANTIES AND INDEMNIFICATION

8.1 NO WARRANTIES ON PATENT VALIDITY. LICENSOR does not represent or warrant as to the validity of the LICENSED PATENTS licensed hereunder and makes no representations or warranties whatsoever with regard to the scope of such LICENSED PATENTS or that such LICENSED PATENTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

8.2 LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE LICENSED PATENTS OR INFORMATION, IF ANY, SUPPLIED BY LICENSOR WITH RESPECT TO ANY LICENSED METHODS OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

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8.3      INDEMNIFICATION AND INSURANCE.

         (a) LICENSEE shall indemnify, defend and hold harmless each of LICENSOR, SHIPMAN and CTM and each of their current or former directors, governing board members, trustees, officers, medical and professional staff, employees, sand agents and their respective successors, heirs and assigns (collectively, the "Indemnitees"), against any claim, liability, cost, damage, deficiency, loss, expense, or obligation of any kind or nature (including without limitation, reasonable attorneys' fees and other costs and expenses of litigation) based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

         (b) LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to LICENSOR to defend against any actions brought or filed against any Indemnitee (and to represent Indemnitee) hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         (c) Beginning at the time any product, process or service developed in connection with this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than


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                  $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as LICENSOR shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and
                  (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to LICENSOR in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

         (d) LICENSEE shall provide LICENSOR with written evidence of such insurance upon request of LICENSOR. LICENSEE shall provide LICENSOR with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, LICENSOR shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

         (e) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement


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                  is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

         (f) This Article VIII shall survive expiration or termination of this Agreement.

                                   ARTICLE IX

                              COMPLIANCE WITH LAWS

         LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including FDA statutes and regulations and Export Administration Regulations of the United States Department of Commerce including the Export Administration Act of 1979 (50 App. U.S.C. ss.2401 et. seq.). These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE and/or its AFFILIATES. LICENSEE will defend and hold LICENSOR harmless in the event of any legal action of any nature occasioned by such violation, whether by LICENSEE, AFFILIATES or sublicensees.

                                    ARTICLE X

                                 NON-USE OF NAME

         LICENSEE represents that it will not use the name or names or trademarks of any Indemnitee, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without obtaining in each case,


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prior written consent from LICENSOR and from the individual staff member, employee, or student if such individual's name is used; other than in accordance with the license agreement appended hereto as Appendix C. Notwithstanding the above, LICENSEE may state that it is licensed by LICENSOR under one or more patents and/or applications comprising the LICENSED PATENTS, and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business, including United States and state securities laws. In addition, LICENSEE may refer to publications by employees of LICENSOR in the scientific literature.

                                   ARTICLE XI

                                   ASSIGNMENT

         Without the prior written approval of LICENSOR, which approval shall not be unreasonably withheld or delayed, neither (i) the license granted pursuant to this Agreement, or (ii) any of LICENSEE's rights or obligations under this Agreement, shall be transferred or otherwise assigned in whole or in part by LICENSEE. Without the prior written approval of LICENSEE, which approval shall not be unreasonably withheld or delayed, the LICENSOR shall not transfer or otherwise assign in whole or in part, any of its obligations under this Agreement. This Agreement shall be binding upon the successors, legal representatives and assignees of LICENSOR and LICENSEE.

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                                   ARTICLE XII

                              TERM AND TERMINATION

12.1 This Agreement, unless extended or terminated as provided herein, shall remain in effect until the last patent or patent application in LICENSED PATENTS has expired or been abandoned.

12.2 In the event LICENSEE fails to make payments due hereunder, LICENSOR shall have the right to terminate this Agreement upon thirty (30) days written notice, unless LICENSEE makes such payments plus interest within the thirty (30) day notice period. If payments are not made, LICENSOR may immediately terminate this Agreement.

12.3 In the event that LICENSEE shall default in the performance of any obligations under this Agreement (other than as provided in Section 12.2 and Article VIII which shall take precedence over any other default), and if the default has not been remedied to LICENSOR's reasonable satisfaction within sixty
(60) days after the date of notice in writing of such default, LICENSOR may terminate this Agreement by written notice.

12.4 LICENSOR shall have the right to terminate this entire Agreement immediately upon giving LICENSEE written notice of such termination in the event that LICENSEE becomes insolvent, makes an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, or any other dissolution or liquidation event of LICENSEE.

12.5 Any sublicenses granted by LICENSEE shall provide that upon termination of this Agreement, the sublicense shall terminate or be assigned to LICENSOR, at the option of LICENSOR.

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12.6 LICENSEE shall have the right to terminate this Agreement by giving six (6)
months advance written notice to LICENSOR and paying a termination fee of $100,000.

12.7 LICENSEE shall provide LICENSOR with written notice of the occurrence of a CHANGE OF CONTROL. LICENSOR shall have the right to terminate this Agreement upon a CHANGE OF CONTROL.

12.8 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

12.9 Sections 2.3, 5.2, 7.1, 7.2, 8.1, 8.2, 8.3, Articles XI and X of this
Agreement, and any and all obligations with respect to accrued by unpaid payments under this Agreement, shall survive termination.

                                  ARTICLE XIII

                            CONFIDENTIAL INFORMATION

13.1 LICENSEE agrees that all information which of a confidential nature which LICENSEE derives from LICENSOR under the provisions of this Agreement or in connection therewith, whether contained in blue prints, drawings, written reports, letters or memoranda, or notes by employees, or acquired by employees of LICENSEE from observations of machines, devices, processes or activities of LICENSOR, or otherwise, shall be used solely in connection with the business of LICENSEE as such relates to the development and marketing of LICENSED PRODUCTS and/or LICENSED METHODS. LICENSEE agree that it will use all reasonable efforts to prevent the use of all or part or any such information in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of LICENSOR specifically authorizing such use or transmission.

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13.2 LICENSEE covenants and agree that in the event of any unauthorized disclosure and/or use of such information, it will promptly furnish all information relative thereto and all evidence bearing thereon, in its possession or available to it, to LICENSOR and will cooperate with LICENSOR in investigating the same, and will, on request of LICENSOR, assist and participate with LICENSOR in all reasonable ways in preparing for, bringing and prosecuting appropriate legal action to enjoin such unauthorized disclosure and/or use and to obtain full legal redress therefore, and will join LICENSOR as a party to any such litigation, if LICENSOR so desires.

13.3 LICENSEE agree that it will use its best efforts to have all employees, agents, and other representatives of LICENSEE and its AFFILIATES to whom confidential information is imparted adhere to the restrictions set forth in this Article XIII.

                                   ARTICLE XIV

                                  MISCELLANEOUS

14.1 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of Nevada. Except as otherwise expressly provided in this Agreement, nothing contained in or pursuant to this Agreement shall be construed as:

         (a) granting any license or inferring any right by implication, estoppel or otherwise, under any trade secrets, technical information, patent application or patent;

         (b) granting any sublicensing right; or

         (c) imposing any obligation to carry out or forego any action in regard to filing or prosecution of any patent application, the obtaining of any patent, the maintaining of any patent in force, or the initiation or prosecution or any interference or other contest of priority of invention;

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14.2     LICENSEE agrees:

         (a) to utilize appropriate patent marking on such LICENSED PRODUCTS and with respect to services using the LICENSED PRODUCT or the LICENSED METHOD; and

         (b) to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

14.3 Should a court of competent jurisdiction hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

14.4 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

14.5 This Agreement includes the attached APPENDICES.



        [REMAINDER OF PAGE IS BLANK; SIGNATURES APPEAR ON THE NEXT PAGE]

         In WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written:

LICENSEE                                            LICENSOR




By:    /S/ Rod A. Shipman                By:    /S/ Rod A. Shipman
   ---------------------                    ---------------------

Name:    Rod A. Shipman                     Name: Rod A. Shipman

Title: President & CEO                      Title:  President & Managing Member

                                   APPENDIX A

                                LICENSED PATENTS




U.S. Pat. No. 55941897

U.S. Pat. No. 5486195; and

U.S. Pat. No 5,725,551

                                   APPENDIX B

                                  FIELD OF USE

All FIELDS OF USE, except for and specifically excluding any applications, devices or methods designed to seal arterial puncture sites following angiography, angioplasty and/or other cardiac procedures.

                                   APPENDIX C
                                   ----------


                               MED ENCLOSURE, LLC
                     INTELLECTUAL PROPERTY LICENSE AGREEMENT


         This AGREEMENT is by and between , Med Enclosure, L.L.C a Nevada limited liability company, with an office at 6336 17th Street Circle East, Sarasota, Florida 34326 ("MED ENCLOSURE"), and Licensee Med Close Corp., a Nevada corporation, with its principal place of business at 6336 17th Street Circle East, Sarasota, Florida 34326("LICENSEE), and is effective on October 29, 2002.

                                    RECITALS:

A. Med Enclosure and Licensee have entered into that certain Technology License dated of even date herewith to which this Agreement is appended (the "TECHNOLOGY LICENSE"), pursuant to which among other things, Med Enclosure has licensed the Licensed Patents to Licensee in the Field of Use in connection with the Licensed Products and Licensed Methods. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them by the Technology License.

B. Med Enclosure is the owner of certain trademarks and service marks, including the name and mark "Licensee" in connection with various medical devices and medical procedures, along with the applications for registration relating thereto.

C. The aforesaid intellectual property, including the name and mark "Licensee" is of significant value to Med Enclosure.

D. Med Enclosure desires to license the mark "Licensee" to Licensee under the terms set forth below.

E. Licensee wishes to use and sublicense the mark "Licensee" in connection with the sale, marketing, and distribution of the Licensed Products and Licensed Methods in the Field of Use.

F. Med Enclosure desires to protect the integrity of the name and mark "Licensee" and to preserve its rights therein .

G. Licensee and Med Enclosure agree that certain restrictions on Licensee's use of the mark is necessary to ensure that the mark is not diluted or subject to disrepute in the course of Licensee's use and sublicensing of the mark and that the rights of Med Enclosure and its ownership of the mark are preserved .

         NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises contained in this Agreement, ten dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                1. DEFINITIONS.

For the purposes of this Agreement, the following terms shall have the following meanings:

a. "BOOKS AND RECORDS" shall mean such books and records required to fully and accurately disclose the nature and details of all activities undertaken under this Agreement, including, but not limited to, sales records, books of account, records in which accurate entries shall be made reflecting all transactions within the scope of this Agreement.

b. "BUSINESS DAY" shall mean Monday through Friday, exclusive of U.S. federal holidays.

c. "EFFECTIVE DATE" shall be the date first set forth above, or if blank, the latest date upon which a Party executes this Agreement.

d. "GOODS" shall mean the Licensed Products in the Field of Use and may be modified as provided in Section 10 below.

e. "INITIAL TERM" shall have the meaning set forth in Section 4 below.

f. "LICENSE TERM" shall mean the period set forth in Section 4 below.

g. "MARKS" shall mean the trademarks and service marks, listed on Schedule I, as it may be amended by the Parties from time to time.

h. "PARTY" and "Parties" shall refer to Med Enclosure and Licensee either individually or collectively, as the context requires.

i. "ROYALTIES" will have the meaning set forth in Section 5 below.

j. "TECHNOLOGY LICENSE" shall have the meaning set forth in Recital A.

k. "SERVICES" shall mean the Licensed Methods in the Field of Use as may be modified in accordance with Section 10 below.

l. "TERRITORY" shall mean world-wide.

                                   2. GRANT.

         During the License Term, Med Enclosure grants to Licensee, subject to the terms and conditions of this Agreement, the exclusive limited right to use and sublicense the use of the Marks in association with the Goods and Services in connection with the sale, marketing, and distribution of the Goods and Services to the general public and retail trade in the Territory for the purposes contemplated under the Services Agreement. All use of the Marks by Licensee in the Territory during the License Term under this Agreement shall inure to the benefit of Med Enclosure.

                                 3. TERRITORY.

a. TERRITORIAL LIMITS OF LICENSEE RIGHTS. The rights granted to Licensee hereunder extend only to the Territory. Licensee knows or has reason to believe intends or is likely to resell such Goods or Services beyond the scope of the Grant set forth in Section 2 above without the prior consent of Med Enclosure.

b. TERRITORIAL LIMITS OF MED ENCLOSURE RIGHTS. All rights to the use and ownership of the Marks beyond the scope of the Grant are hereby retained exclusively by Med Enclosure.

                                4. LICENSE TERM.

         The "LICENSE TERM" means the period during which Med Enclosure is authorizing Licensee and its sublicensees to use the Marks in the Territory. The License Term begins on the effective date of the Technology License and terminates on termination of the Technology License, unless earlier terminated pursuant to Section 13 below ("INITIAL TERM"). Thereafter, this Agreement will automatically renew for periods of 60 days, unless either Party provides the other with 30-days' written notice of non-renewal. The "LICENSE TERM" therefore shall include the Initial Term and any renewals thereof.

                                 5. ROYALTIES.

         Licensee will pay the Royalties identified on Schedule II, in accordance with the terms contained thereon ("ROYALTIES").

                            6. QUALITY AND APPROVAL.

a. PURPOSE AND QUALITY CONTROL. The Parties recognize and acknowledge that the distribution of Goods or the offering of Services of inferior quality under the Marks may damage the business reputation of Med Enclosure and the Marks themselves. Accordingly, in order to maintain the quality reputation of the Marks, all Goods and Services and promotional or packaging material relating to the Goods and Services to be sold under the Marks must be supplied by Nextel in accordance with the Services Agreement or Nextel's approved suppliers or, have Med Enclosure's approval, which approval will not be unreasonably withheld. Approval shall be deemed withheld, unless Med Enclosure approves of a proposed use of the Marks within ten business (10) days of receipt of a sample or description of the proposed use. The Parties shall cause to appear on all materials bearing the Marks such legends, markings, and notices as may reasonably be required to put the public on notice of the claim of rights in the Marks, as described more fully below in SECTION 14.

b. QUALITY MAINTENANCE. Licensee shall not sell, market, distribute, or use for any purpose any Goods or Services or promotional or packaging material relating to the Goods or Services that are damaged, defective, or seconds, or not otherwise meeting the quality standards set forth in this Agreement. This limitation shall not be applied to prevent the sale of Goods of otherwise sufficient quality, where those Goods or other material are refurbished. If any such Goods or Services or promotional or packaging material relating to any Goods or Services are damaged, defective, seconds, or otherwise fail to meet the quality standards reflected in this Agreement, then Licensee shall take whatever action is reasonably necessary to cease all further distribution of such materials until the failure is corrected.

                    7. RIGHTS IN THE INTELLECTUAL PROPERTY.

a. Under no circumstance may any of the Marks be used by Licensee in a manner that may be likely to cause doubt or confusion in the mind of the public as to Med Enclosure's ownership of the Marks.

b. Licensee agrees to assist Med Enclosure in the procurement of maximum protection for and maintenance of Med Enclosure's rights, and without limitation in connection therewith, Licensee agrees to execute and deliver to Med Enclosure in such form as Med Enclosure may reasonably request all instruments necessary to effectuate copyright, trademark, or other protection or to record Licensee as a registered user of any trademarks, copyrights, or other proprietary rights or to cancel such registration. All such assistance will be at Med Enclosure's sole expense.

                   8. INFRINGEMENT OF INTELLECTUAL PROPERTY.

a. NOTICE OF INFRINGEMENT. If either Party learns of any infringement of the Marks or of the existence, use, or promotion of any mark or design similar to the Marks anywhere, such Party shall promptly notify the other.

b. MED ENCLOSURE'S AUTHORITY. Med Enclosure has the right to decide, in consultation with Licensee, what legal proceedings or other action, if any, shall be taken, by whom, how such proceedings or other action shall be conducted, and in whose name such proceedings or other action shall be performed. All costs shall be paid by Med Enclosure, and all sums recovered in such proceedings, whether by judgment, settlement, or otherwise, shall be retained by Med Enclosure, except that any award and receipt of any sums for actual damages sustained by Licensee shall be first applied toward reimbursing Med Enclosure for all costs, including attorneys fees, it incurred in pursuit of such proceedings, including cost of collection; and thereafter all sums remaining from such award shall be shared equally by the Parties.

                                9. COOPERATION.

Licensee agrees to cooperate with Med Enclosure in the prosecution of any trademark, copyright, or other application that Med Enclosure may desire to file or in the conduct of any litigation relating to the Marks. Licensee shall supply to Med Enclosure such samples, containers, labels, sales information, Books and Records, and similar material and, upon request, shall procure evidence, give testimony, and cooperate with Med Enclosure as may reasonably be required in connection with any such application or litigation.

                            10. SCOPE OF AGREEMENT.

This Agreement applies to all uses of the Marks in the Territory. Schedule I may be modified by consent of the Parties. If the Parties do not agree on the amendment to a schedule, Med Enclosure may then decide on the amendment in its sole discretion.

                   11. COMPLIANCE WITH GOVERNMENT STANDARDS.

Licensee represents and warrants that its marketing, sales, and distribution of the Goods and Services, or such activities of its sublicensees, shall meet or exceed all federal, state, and local laws, ordinances, standards, regulations, and guidelines pertaining to such products, services, or activities, including, but not limited to, those pertaining to product safety, quality, labeling, privacy, disclosure, and propriety. To the extent such activities are permitted under this Agreement, Licensee, for itself and its sublicensees, agrees that they will not package, market, sell, or distribute any Goods or Services or cause or permit any Goods or Services to be packaged, marketed, sold, or distributed in violation of any such federal, state, or local law, ordinance, standard, regulation, or guideline.

                       12. INTELLECTUAL PROPERTY NOTICES.

The permitted uses of any of the Marks under this Agreement shall, in every instance be combined with one of the following notices: (i)"Reg. U.S. Pat. & TM. Off."; (ii) "(R)"; (iii) "Registered in U.S. Patent and Trademark Office"; (iv) "Trademark of Med Enclosure, Inc."; (v) "Service Mark of Med Enclosure, LLC.";
(vi) "TM"; (vii) "SM"; or (viii) such other similar language as shall protect and give proper notice of Med Enclosure's rights in the Marks. Med Enclosure may require the use of any one or more of these legends by giving notice thereof to Licensee.

                                13. TERMINATION.

a. If a Party materially defaults in the performance of any provision of this Agreement, and such default is not cured within thirty (30) days after receiving notice of such default from the non-defaulting Party, the non-defaulting Party shall be entitled to terminate this Agreement effective immediately upon delivery of final written notice to the defaulting Party.

b. The Parties hereby agree that in the event that a Party, its successors, or assigns shall be the subject of any voluntary or involuntary bankruptcy proceeding at any time from and after the date hereof, then and in that event only, the Party that is not the subject of such proceedings may terminate this Agreement immediately upon written notice.

c. This Agreement may be terminated immediately upon written notice if the Services Agreement expires or is terminated.

           14. POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

a. If this Agreement is terminated for material default, as described in Section 13(a) above, where Licensee is the defaulting party, Licensee and Licensee's receivers, representatives, trustees, agents, administrators, successors, or permitted assigns shall have no right after the effective date of termination to sell, ship, market, or distribute Goods or Services bearing the Marks or to use any promotional or packaging material relating to such Goods and Services; except that Licensee may exhaust inventory on hand of Goods or fulfill Services ordered prior to termination for a period of 90 days thereafter, so long as such activity is not the subject of the default resulting in termination, and so long as the activity will not harm the goodwill and reputation of Med Enclosure in its marks, as such may be determined by Med Enclosure in its sole discretion.

b. After expiration of the term of this Agreement, upon notice of non-renewal, Licensee may sell, ship, market, and distribute Goods that are on hand or in the process of delivery at the date of expiration or offer Services for a period of ninety (90) days after the date of expiration, as the case may be. At Med Enclosure's discretion, any Goods not sold, shipped, and distributed by Licensee within this ninety (90) day period must be destroyed or repossessed and forwarded to Med Enclosure so that the Marks are no longer present in whole or in part on the Goods or on their promotional or packaging material held by Licensee. Upon Med Enclosure's request, Licensee shall provide evidence satisfactory to Med Enclosure of such destruction or repossession and forwarding of remaining Goods or promotional or packaging material. All use of the Marks in connection with the offering of Services must cease at the end of this 90-day period.

c. After the expiration or termination of this Agreement and except as provided in Section 14(b), all rights granted to Licensee under this Agreement shall forthwith revert to Med Enclosure, and Licensee shall refrain from further use of the Marks or any further reference to the Marks, either directly or indirectly, or from use of any marks or designs similar to the Marks in connection with the sale, marketing, or distribution of Licensee's products and services, and Licensee shall immediately change its corporate name and any names in which it does business in such manner as it ceases to use the name "Med Close" or any other name that is similar to the Mark.

                   15. IRREPARABLE HARM AND EQUITABLE RELIEF.

Licensee acknowledges that any breach or threatened breach by Licensee or one of its sublicensees of any of the covenants in this Agreement relating to the Marks will result in immediate and irreparable damage to Med Enclosure. Licensee acknowledges and admits that there is no adequate remedy at law, and Med Enclosure agrees that in the event of such breach or threatened breach, Med Enclosure shall be entitled to preliminary and permanent injunctive relief and such other relief as any court of competent jurisdiction may deem just and proper.

                                 16. INDEMNITY.

Licensee agrees to indemnify, hold harmless, and defend Med Enclosure and any Med Enclosure licensee or sublicensee with legal counsel acceptable to Med Enclosure or any such licensee or sublicensee from and against all demands, claims, injuries, losses, damages, actions, suits, causes of action, proceedings, judgments, liabilities, and expenses, including attorneys' fees, court costs, and other legal expenses, arising out of or connected with the acts or omissions of Licensee and/or its sublicensees. Med Enclosure or any Med Enclosure licensee or sublicensee shall give to Licensee notice of any such claim or suit as soon as possible and afford Licensee the opportunity to defend the claim at its own expense through counsel of its own choice. Licensee shall not voluntarily settle any such claim or suit in a manner that might in any way adversely affect or be in derogation of any rights of Med Enclosure or any Med Enclosure licensee or sublicensee in and to the Marks or constitute any admission in respect thereof. Nothing herein shall preclude Med Enclosure or any sublicensee from participating in any manner through counsel of its own choosing at its own expense and no approval by Med Enclosure of any action by Licensee shall affect any right of Med Enclosure to indemnification hereunder. Med Enclosure agrees to cooperate to the extent necessary to reduce or eliminate the indemnified liability.

                          17. LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE FOR (A) ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT, USE OF THE MARKS OR OTHER INTELLECTUAL PROPERTY, INCLUDING SUCH DAMAGES, WITHOUT LIMITATION, AS DAMAGES FOR LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, AND CLAIMS AGAINST Med Enclosure BY ANY THIRD PERSON, EVEN IF BOOST MOBILE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (B) DAMAGES (REGARDLESS OF THEIR NATURE) FOR ANY DELAY OR FAILURE BY EITHER PARTY TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO ANY CAUSE BEYOND ITS REASONABLE CONTROL; OR (C) CLAIMS MADE A SUBJECT OF A LEGAL PROCEEDING AGAINST EITHER PARTY MORE THAN TWO YEARS AFTER

ANY SUCH CAUSE OF ACTION FIRST AROSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE, BOTH PARTIES' LIABILITY TO ONE ANOTHER SHALL BE LIMITED TO DIRECT DAMAGES.

                                  18. NOTICES.

         Any notice or other communication required or permitted to be given hereunder will be in writing, and will be delivered to the Parties at the addresses set forth below (or to such other addresses as the Parties may specify by due notice to the other). Notices or other communications will be effective when received at the recipient's location (or when delivered to that location if receipt is refused). Notices or other communications given by facsimile transmission will be presumed received at the time indicated in the recipient's automatic acknowledgment. Notices or other communications given by Federal Express or other recognized overnight courier service will be presumed received on the third Business Day after they are sent. Notices or other communications given by certified mail, return receipt requested, postage prepaid, will be presumed received on the fifth Business Day after they are mailed.

If to Licensee, to:
Med Close Corp
6336 17th Street Circle
East, Sarasota, Florida 34326
Attention: President

With a copy to:

OPPENHEIMER WOLFF & DONNELLY LLP
--------------------------------
840 Newport Center Drive
Newport Beach, California 92660
Attention: Daniel K. Donahue, Esq.


If to Med Enclosure, to:

Med Enclosure, L.L.C.
6336 17th Street Circle
East, Sarasota, Florida 34326
Attention: President

             19. ASSIGNMENT, TRANSFER, SUBLICENSE, AND DELEGATION.

Licensee may assign, transfer, or sublicense any of its rights under this Agreement or delegate any of its rights or obligations under this Agreement, consistent with the business purposes for which this Agreement and the Services Agreement has been executed, upon Med Enclosure's prior written approval, which approval will not be unreasonably withheld or delayed. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

                            20. COSTS AND EXPENSES.

Each Party shall bear and pay all costs and expenses arising in connection with its performance under this Agreement.

                               21. RELATIONSHIP.

The relationship of Med Enclosure and Licensee shall be that of independent contractors toward one another.

                               22. SEVERABILITY.

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court, government, or other authority of competent jurisdiction, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The Parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions to maintain the economic purposes and intentions of this Agreement.

                          23. SCHEDULES AND EXHIBITS.

All references to "Schedule" or "Schedules" herein shall mean Schedules I and II attached to this Agreement, which Schedules, wherever referred to herein and as amended, are hereby incorporated into this Agreement as though fully set forth herein.

                                 24. SURVIVAL.

Med Enclosure's and Licensee's obligations and agreements under Sections 3, 6, 7, 9, 11, 14, 15, 16, 17, and all other provisions of this Agreement that by their terms reasonably may be interpreted to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

                               25. MISCELLANEOUS.

a. CAPTIONS. The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the Parties for the purpose of interpretation of this Agreement.

b. SCOPE AND AMENDMENT OF AGREEMENT. This Agreement forms the entire agreement between the Parties with respect to the subject matter of this Agreement, supersedes any and all prior and contemporaneous negotiations, understandings, or agreements in regard to such subject matter, and is intended as a final expression of their Agreement. With the exception of the modifications provided for in Section 10, this Agreement may be amended or modified only by written instrument expressly referring to this Agreement, setting forth such amendment, and signed by Med Enclosure.

c. GOVERNING LAW. This Agreement will be deemed to have been executed in the State of Nevada and will be construed and interpreted according to the laws of that state without regard to its conflicts of law principles or rules.

d. DISPUTES. All disputes arising out of or related to this Agreement or the subject matter hereof shall be determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall take place in the Sarasota, Florida metropolitan area, and the award rendered by the arbitrators shall be final and binding on the Parties, and judgment may be entered in any court of competent jurisdiction upon such award. Nothing in this Section shall prevent either Party from applying to a court of competent jurisdiction for equitable or injunctive relief, or for enforcement of any arbitration award. The prevailing Party will be entitled to an award of its respective costs and disbursements, including attorneys' fees.

e. WAIVER. The failure of either Party to insist in any one or more instances upon the performance of any term, obligation, or condition of this Agreement or to exercise any right or privilege herein shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by a Party of any default or right shall not constitute waiver of any other default or right. No waiver shall be deemed to have been made unless expressed in writing and executed by the Party against whom the waiver is asserted.

f. TIME OF THE ESSENCE. Time is of the essence with respect to the obligations to be performed under this Agreement.

g. RIGHTS CUMULATIVE. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

h. FORCE MAJEURE. If the performance of this Agreement is interfered with by any circumstance beyond the reasonable control of the Party affected, including without limitation governmental authority to grant any consent, approval, waiver, or authorization, or any delay on the part of any governmental authority in granting any consent, approval, waiver, or authorization, manufacturer, or equipment vendor delays or deficiencies including ability to process correctly calendar date-related data, delays in repair or maintenance of sites due to restricted access by third parties, delays or barriers to construction or coverage resulting from local zoning restrictions or frequency coordination issues with incumbent wireless users, acts of God, such as fire, flood, earthquake, or other natural cause, terrorist events, riots, insurrections, war or national emergency, or strikes, boycotts, lockouts or other labor difficulties, the Party affected by the force majeure is excused on a day-by-day basis to the extent of the interference; provided that such Party shall use its best commercially reasonable efforts to avoid or remove the causes of such nonperformance.

i. NO CONSTRUCTION AGAINST DRAFTER. The Parties agree that any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of this Agreement.

j. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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                                      C-11

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives on the dates indicated below.



                                        MED ENCLOSURE, L.L.C



                                        By:      /S/ ROD A. SHIPMAN
                                                 ----------------------
                                        Name:    Rod A. Shipman

                                        Title:   President & Managing Member



                                        MED CLOSE CORP.



                                        By:      /S/ ROD A. SHIPMAn
                                                 ---------------------

                                        Name:    Rod A. Shipman

                                        Title:   President & CEO

                                   SCHEDULE I

"MEDCLOSE"

                                   SCHEDULE II

                                    ROYALTIES

                   MED ENCLOSURE - MED CLOSE LICENSE AGREEMENT


         Licensee shall pay Med Enclosure the sum of $1,000 (U.S.) at the time of signing this Agreement.